Exhibit 10.50

The following exhibit is a form of the agreement between The WB Television Network Partners, L.P. d.b.a. The WB Television Network, the licensee and the licensee television stations.  Similar agreements exist for the following stations and their licensees:

                WTTA-TV, KMWB-TV, WCWB-TV, WNUV-TV, WLFL-TV, WNAB-TV, KSMO-TV, WVTV-TV, WSTR-TV, WBSC-TV, KRRT-TV, WTTO-TV, WDBB-TV, WTVZ-TV, KOCB-TV, KVWB-TV.

WB TELEVISION NETWORK

STATION AFFILIATION AGREEMENT

Dated as of April 1, 1998

_____________

______-TV

c/o Sinclair Communications, Inc.

10706 Beaver Dam Road

Cockeysville, MD  21030

Attention:  David Smith

The following shall comprise the agreement between The WB Television Network Partners, L.P. d.b.a. The WB Television Network (“WB,” “we,” or “us”), and                    (“Affiliate” or “you”) for the affiliation of television station                (“Station”) with WB for carriage of WB programming. The Federal Communications Commission (“FCC”) has issued a broadcast license (“License”)                 to                    ,       . (“Licensee”) as the Licensee to operate Station in                    ,                    , the community in which Station is licensed by the FCC (“Community of License”). You represent that you have the right to program the Station and to enter into this Network Affiliation Agreement. All references in this Agreement to “WB program(s)” and “WB programming” and any variations thereof shall mean the programming made available by WB under this Agreement

1.   WB Programming:

(a)                  WB will make available to Affiliate WB programs for free over-the-air broadcast by Station in the                    ,              Designated Market Area (the “DMA”) during the term of this Agreement.  During such term, except as otherwise provided herein, WB grants Affiliate the exclusive right to have Station broadcast the WB programming in the DMA only as scheduled by WB over free over-the-air television and by such other technological means as are available to Affiliate for over-the-air broadcast in the DMA so long as Station broadcasts the WB programming for over-the-air television.  Notwithstanding the foregoing, from the commencement date of this Agreement until such time that exclusivity is offered to any affiliate against the duplication of WB programming on              , WB may allow the signal of              with duplicated WB programming to be imported into the DMA.  Station shall have “Most Favored Nations” protection in this regard, and Station shall have exclusivity against the duplication of WB programming on              in the DMA at such time that such exclusivity is provided to any other WB affiliate. WB will exercise reasonable commercial efforts to provide Station with exclusivity against the importation of duplicated WB programming on              as soon as it is practicable for WB to do so.  WB shall have the sole discretion to select, schedule, substitute and/or withdraw WB programming or any portion(s) thereof. WB shall also have the right to authorize any television broadcasting station, regardless of the community in which it is licensed by the FCC, to broadcast any presentation of a subject we deem to be of immediate national significance including, but not limited to, a Presidential address; however this right is subject to the first right of refusal of Station to broadcast the programming that WB deems to be of immediate national significance.  Except as provided herein, during the term of this Agreement WB will not distribute, nor grant permission to any third party to distribute, WB programming over any means of over-the-air distribution within the DMA other than by over-the-air broadcast by Station, which shall be the sole over-the-air distributor of WB programming in the DMA. In the event that WB provides any other affiliate with broader exclusivity protection, Station will be entitled to such broader protection also.  Station shall have the right to allow for the simultaneous broadcast with Station’s main transmitter (only in the DMA) of WB programming by translator stations, which are regularly used by Station for the carriage of its broadcast signal. Station may also allow Station’s signal to be carried by cable systems and other multi-channel video program providers located in the DMA. It is the intent of this Agreement to provide Station with over-the-air broadcast rights in the entire DMA to the extent that such is allowed by prevailing rules and regulations of the FCC.

(b)                     Additional Rights:  Subject to the terms of this Agreement, WB hereby grants to Affiliate a royalty free non-exclusive license during the license term (as defended below) to use all trademarks and service marks owned by WB, including the “WB logo” and artwork used by WB to depict such marks.  Affiliate may use such marks in the licensed DMA only in connection with Affiliate’s broadcasting on Station and the advertising and promotion of such broadcasting.

(c)                      Reserved Right:  Except as expressly licensed to Affiliate hereunder, WB expressly reserves all other rights which WB may hold in the WB programming, and its marks which are not expressly licensed to Affiliate hereunder.

2.               Program Carriage:

(a)                  We agree to make available for over-the-air broadcast by Station WB programming for the hours programmed by WB at the times and dates scheduled by WB throughout the term of this Agreement.  You acknowledge that the times and roll-out dates set forth in this Agreement are approximate only and you agree to have Station broadcast WB programs irrespective of whether WB meets, fails to meet or otherwise varies from the anticipated program schedule set forth herein; provided, however, that WB hereby agrees not to accelerate such anticipated program schedule, neither will WB schedule materially less prime time programming than is offered to Station as of the date of this Agreement.  To the extent WB makes available such WB programming for broadcast, this Agreement both obligates us to make available such WB programs to Station and obligates Station to broadcast such WB programs over-the-air pursuant to the terms of this Agreement.

(b)                     Subject to the exceptions set forth in subparagraph 2(e) and the right of preemption set forth in subparagraph 2(f), Station shall broadcast WB programs on the dates and at the times scheduled by WB.  Station shall broadcast WB programs in their entirety, including but not limited to WB commercial announcements, WB identifications, program promotional material, and credit announcements contained in such programs, without interruption or deletion or addition of any kind, except for the commercial announcements that Station is allowed to add pursuant to Paragraph 5.  Notwithstanding the foregoing, you may substitute other WB promotional announcements in lieu of program promotional material that is inaccurate as it pertains to Station’s schedule.  No commercial announcement, promotional announcement or public service announcement will be broadcast by Station during any interval within a WB program, which interval is designated by WB as being for the sole purpose of making a station identification announcement.

(c)                      The initial Scheduled Program Times of WB programming and the anticipated roll-out dates of that programming are set forth as follows (the specified times apply for the Eastern and Pacific Time Zones; the Mountain and Central Time Zones are one hour earlier for Prime Time and Latenight programming only, except as otherwise agreed by us):

Prime Time:	7:00 p.m. — 10:00 p.m. Sunday

8:00 p.m. — 10:00 p.m. Monday through Saturday. Two nights were designated by us during the 1994/1995 broadcast year (one night was designated in January 1995 with the second night designated commencing during the third quarter of 1995); one additional night was designated during the 1995/1996 broadcast year; and one additional night may be designated during each broadcast year thereafter until seven nights of programming are made available.  As of the date of this Agreement WB prime time programming is broadcast on three nights of the week (Sunday, Monday, and Wednesday). During the First Quarter of 1998 the fourth night of WB prime time programming will commence, it is currently anticipated that such fourth night of programming will be on Tuesday night.

Children’s:	7:00 a.m. — 8:00 a.m.; 7:30 a.m. — 8:30 a.m.; or 8:00 — 9:00 a.m. (at WB’s election) Monday through Friday;

3:00 p.m. — 5:00 p.m. Monday through Friday; 8:00 a.m. — 12:00 noon Saturday; Weekday mornings (one hour) and Saturday mornings (three hours) commenced in September 1995; One additional Saturday hour commenced in September 1996; Monday through Friday afternoons (two hours) commenced in September 1997. It is acknowledged that once the in-pattern broadcast time for Children’s programming is established on Station, that such cannot change without the mutual agreement between the parties.  As of the date of this Agreement WB provides Station with 19 hours per week of Children’s programming.

Latenight:	11:00 p.m. — 12:00 midnight Monday through Friday, commencing not earlier than 1998 and subject to the approval of the WB Affiliate’s

Council (as defined in Paragraph 13 below).  In the event that WB exercises its call on the late night time period, and such notice is not provided to Station prior to the NATPE convention preceding the applicable broadcast season, then any such call shall be subject to the then existing programming commitments that Station may have contractually committed to in such time period.

(d)                     Notwithstanding the roll-out schedule for Children’s afternoon programming in subparagraph (c) above, WB’ s supply of Children’s afternoon programming shall be subject to the expiration of the Agreements in effect as of July 1, 1997 between Affiliate and suppliers of Children’s afternoon programming.  Station agrees not to extend or renew any agreement it may have with such suppliers for such programming during the term of this Agreement if such renewal or extension would interfere with the broadcast of the WB Children’s afternoon programming.

As of the date of this Agreement, WB is programming three (3) nights per week of Prime Time. If during the term of this Agreement WB programs fewer than two (2) nights of Prime Time programming, then you may terminate this Agreement upon sixty (60) days written notice.

(e)                    You confirm that as of the date of this Agreement you have no commitments, except those listed in Schedule 1 hereto, which would impede Station’s broadcasting all WB programming made available during the term of this Agreement.  If any WB programming is not broadcast by you because of any such commitment expressly described in Schedule 1 (but excluding extensions by exercise of options by Affiliate not otherwise permitted hereunder [but not by the programming licensor] or otherwise), then such programming shall be broadcast in a time period upon which you and we shall mutually agree and which shall be of quality and rating value reasonably comparable to that of the Scheduled Program Times. These programs will not be considered preempted for purposes of subparagraph 2(f) In the event that Station has sports or syndicated programming commitments which would interfere with the in-pattern broadcast of current WB Programming, Station will provide WB with a list of such programming which will be attached to this Agreement as “Schedule 1”.  Syndicated and sports programming on such list shall be an exception to any requirement in this Agreement that the WB programming be broadcast in pattern.  Station is hereby advised that the fourth night of WB prime time programming will roll-out in January 1998, and then one additional night of prime time programming will be rolled-out during each year thereafter.  During each year prior to NATPE, WB will confirm its roll-out schedule for that year and, subject to such confirmation, Station may not enter into new Syndicated or sports programming agreements that will interfere with the in-pattern broadcast of WB programming that is either current or prospective in accordance with the stated roll-out schedule.  Syndicated Programming shall not be subject to renewal, except to the extent that such renewed syndicated programming does not conflict with the in-pattern broadcast of WB programming for the scheduled roll-out schedule.  Sports programming may be renewed by Station, on a case by case basis, provided that any such renewed sports programming may not cause pre-emptions of more than 20% of the in pattern broadcasts of WB prime-time programming.  All such pre-empted WB prime time programming will run in pattern in prime time during the same week on an alternative night. (i.e. when WB is at 5 nights of programming, WB programs will run on one of the remaining two nights of the week, at six nights WB programming will run on the seventh night, unless in pattern clearance on the alternative night is in conflict with sports programming contracts, in which event the programming will run in the same week adjacent to prime or adjacent to the sport program causing the conflict or in a time period otherwise agreed by WB).  It is the strong preference of WB that such alternative night be consistently the same night of the week, and Affiliate will exercise reasonable efforts to satisfy WB’s preference in this regard.

(f)                    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to prevent or hinder Affiliate from: (i) rejecting or refusing any WB program which Affiliate reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest or (ii) substituting a program which, in Affiliate’s opinion, is of greater local or national importance.  In such an event, you shall provide us with advance written notice of any such rejection, refusal or substitution, no later than 14 days prior to the air date of such programming, except where the nature of the substitute program makes such notice impracticable (e.g., coverage of breaking news or other unscheduled events) or the programming has not been made available to you by such date, in which cases you agree to give us as much advance notice as the circumstances permit.  Such notice shall include a statement of the reasons you believe that the rejected WB programming is unsatisfactory or unsuitable or contrary to the public interest, and/or that a substituted program is of greater local or national importance.  In view of the limited amount of WB programming to be supplied pursuant to this Agreement (at least until such time as the full WB programming schedule has been rolled out) you acknowledge that you do not foresee any need to substitute programming of greater local or national importance for WB programming, except in those circumstances requiring live coverage of fast-breaking news events or very infrequent special events.

To the extent you substitute another program for a WB program as permitted under subparagraph 2(f)(ii), then you will broadcast such omitted program and the commercial announcements contained therein (or any replacement programming provided by WB and the commercial announcements contained therein) during a time period upon which you and we shall promptly and mutually agree and which shall be of quality and rating value reasonably comparable to that of the preempted program’s Scheduled Program Time.  In the event that the parties do not promptly agree upon such a time period after reasonable consultation in good faith and after taking into account the practical alternatives under the circumstances, then, without limiting any other rights of WB under this Agreement or otherwise, we shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in the Community of License.

In addition, if three or more episodes of a program series are preempted by you as permitted hereunder in any thirteen-week period, for any reasons other than force majeure as provided in Paragraph 6, we shall have the right, upon 60 days prior written notice, to terminate your right to broadcast that program series and to withdraw all future episodes of that series.  Such thirteen-week periods shall be measured consecutively from the first broadcast date of the program series in question.  If we subsequently place such a series on another station in the Community of License, we reserve the right not to offer you the broadcast rights to that series for subsequent broadcast seasons.  It is acknowledged that the pre-emption penalties set forth in this paragraph shall not apply to those programs listed on Schedule 1.

In addition to all other remedies, to the extent one or more episodes of a program series is preempted by you in violation of (i.e., other than as permitted under) this Paragraph 2, we shall have the right, upon 60 days prior written notice, to terminate your right to broadcast the remainder of the program series and withdraw all future episodes of that series from you.  However, any right of WB to terminate Station’s right to broadcast the remainder of the program series shall be subject to a 30 day cure period by Station and no such termination may take place before Station and WB have engaged in good faith discussions.

(g)                 Subject to paragraphs 2(a) and 2(d) nothing in this Agreement shall be construed to prevent or hinder WB from: (i) substituting one or more WB programs for previously scheduled WB programs, in which event WB will make the substituted programs available to Station pursuant to the provisions of Paragraph 1 and Paragraph 3; (ii) canceling one or more WB programs; or (iii) postponing any scheduled roll-out dates of WB programming.  Further, subject to paragraphs 2(a) and 2(d), nothing in this Agreement shall be construed to obligate WB (x) to provide a minimum or specific number of WB programs; (y) to commence providing WB programming on any particular date; or (z) to expand the amount of WB programming pursuant to a specified timetable.

3.               Delivery:  WB agrees to make available the WB programming for satellite transmission.  WB shall incur no costs regarding the satellite downlink and broadcast by Station; Station shall incur no up-link costs with regard to the delivery of the WB programming.

4.               Promotion:

(a)                  We will provide you with on-air promotional announcements (“WB Promos”) for WB programming, which WB Promos are intended for broadcast during Station’s broadcast of non-WB programming.  Station will employ reasonable efforts to provide an on-air promotional schedule consistent with the manner in which Station promotes similar programs of similar importance to Station, and after giving due weight to WB recommendations with regard to such promotion. We will consult together in good faith regarding the promotional schedule.  You shall maintain complete and accurate records of all WB Promos that are broadcast. Upon request by WB for those records, you shall provide copies of all such records to WB within two weeks of such request.

(b)                                 You shall budget Station’s advertising availabilities in such a manner as to enable Station to broadcast additional WB Promos during periods in which Station is deemed a “Subperformer” Station shall be deemed to be a “Subperformer”“ from the time its “sweeps rating” is below the average prime time rating for all WB affiliated broadcast stations until such time as Station’s sweeps rating is no longer below the average prime time rating for all WB affiliated broadcast stations.  The Station’s sweeps rating means the Station’s average A.C. Nielsen rating for the most recently completed sweeps period for adults 18-49 for all prime time hours programmed by WB. For such time as Station remains a Subperformer, Station shall: (i) broadcast, during each one-half hour of all periods of each day that Station is broadcasting non-WB programming, at least one (1) 30-second Promo (or Promos aggregating 30 seconds, to the extent we so elect) for Station’s local, syndicated or WB programming; and (ii) broadcast during all periods when Station is broadcasting non-WB programming WB Promos for not less than:

Prime Time Hours Programmed by WB

2	hours	—	20%	of	100%
4	hours	—	25%	of	“
6	hours	—	30%	of	“
8	hours	—	35%	of	“
10	hours	—	40%	of	“
12	hours*	—	45%	of	“

	(* 12 or more hours)

(the “Applicable Percentage”) of the total, aggregate gross ratings points (“GRPs”) for all the promotional announcements broadcast by Station (“Aggregate Promotional GRPs”) within the periods in which non-WB programming is being broadcast.  The specific WB Promos broadcast by Station and the number of broadcasts of each WB Promo may be specified by WB and the broadcast of the WB Promos shall be made so that the Aggregate Promotional GRPs allocated to WB Promos are distributed fairly and reasonably across the periods when non-WB programming is being broadcast.  For such time as Station’s sweeps rating ranks Station within the bottom 50% (ranked highest to lowest) of those WB affiliated broadcast stations that are Subperformers, then the Applicable Percentage for Station shall be not less than 55% of 100% of the Aggregate Promotional GRPs. The WB Promos broadcast during each half-hour of non-WB programming, as required by this subparagraph 4(b), may be counted toward Station’s Applicable Percentage. Station shall continue to air WB Promos under this schedule until Station is no longer a Subperformer, as defined above.  It is agreed that if Station determines in its exclusive judgment that this sub-performing station formula is not workable then you and WB will engage in good faith negotiations to arrive at another subperforming station formula that is acceptable to Station.

(c)                              In addition to providing WB Promos, WB, in its sole judgement, will provide Station with such print and other advertising materials that WB generally provides to its affiliate body.  Such will be provided at no cost to Affiliate provided that such materials be provided by to all affiliates at no cost.  Additionally, we shall make available for your use, at reasonable cost, such other promotional and sales materials as we and you may mutually consider appropriate.  You shall not delete any copyright, trademark, logo or other notice, or any credit included in any such materials relating to WB, and you shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this Paragraph 4 or otherwise, except as instructed by us at the time.

(d)                               Commencing on the first date that WB programming is aired by Station and for the remaining term of this Agreement, Station shall identify itself as a WB affiliate, both on and off-the-air.  In this regard, Station has the right to utilize marks and logos that belong to WB.

(e)                              Station shall be eligible to participate in WB’s co-op advertising in accordance with WB’s written co-op guidelines as such may be in effect.  The level of funding available for co-op advertising shall be market specific, and Affiliate shall be treated as all other affiliates with regard to its eligibility for co-ops.

5.               Commercial Announcements:

(a)                                  With respect to WB programming, the parties to this Agreement shall be entitled to insert the following number of commercial announcements (Station’s allotment includes station breaks but excludes 5-second prime time station identification breaks at the beginning of each hour):

(1)                                  Prime Time (as defined in subparagraph 2 (c)) hour (pro-rated for half-hour programs):

You shall have the right to insert six 30-second commercial announcements.  WB shall have the right to insert eighteen 30-second commercial announcements.

(2)                                  Children’s:

Weekday half-hour:

You shall have the right to insert six 30-second commercial announcements (or other material constituting “commercial matter” under the FCC’s regulations). WB shall have the right to insert six 30-second commercial announcements.

Weekend half-hour:

You shall have the right to insert five 30-second commercial announcements (or other material constituting “commercial matter” under the FCC’s regulations).  WB shall have the right to insert five 30-second commercial announcements and one 15-second commercial.

(3)                                  Latenight (as defined in subparagraph 2(c)):

You will receive half the total number of commercial announcements as specified by WB or less as mutually agreed to.

(b)                     If because of the imposition of any law or regulation the amount of commercial advertising, commercial matter or other non-program time included in WB programming is reduced for any reason (including but not limited to the adoption or modification of statutes or regulations or any other governmental action), then the number of commercial announcements available to you and us shall be reduced to the extent necessary to provide WB and Affiliate with the same proportionate amount of commercial time (inclusive of station breaks with respect to Affiliate) that each party is entitled to under this Agreement.

(c)                      Your broadcast over Station of the commercial announcements included by us in WB programming is of the essence to this Agreement, and nothing contained in this Agreement (other than in subparagraph 2(f)) shall limit our rights or remedies related to your failure to so broadcast said commercial announcements. You shall maintain complete and accurate records of all commercial announcements broadcast as provided herein.  Within two weeks following each request by us therefore, you will submit copies of all such records to WB.

6.               Force Majeure;  WB shall not be liable for failure to make available any programming or any portion(s) thereof, and Station shall not be liable for failure to broadcast any such programming or any portion(s) thereof, by reason of any act of God, equipment failure, action or claims by any third person, labor dispute, law, governmental regulation or order, or other cause beyond either party’s reasonable control (“force majeure event”).  If due to any force majeure event, we substantially fail to make available all of the programming to be delivered to Affiliate under the terms of this Agreement, or you substantially fail to broadcast such programming as scheduled by WB for four consecutive weeks, or for six weeks in the aggregate during any 12-month period, then the “non-failing” party may terminate this Agreement upon thirty 30 days prior written notice to the “failing” party so long as such notice is given at any time prior to the “non-failing” party’s receipt of actual notice that the force majeure event(s) has ended; provided further, however, that notwithstanding the above provisions, you shall not have any right to so terminate this Agreement, upon a force majeure event or otherwise, if we: (i) fail to make available a minimum or specific number of WB programs; (ii) fail to commence making available WB programming on any particular date; (iii) fail to expand the amount of WB programming pursuant to a specified timetable; (iv) substitute one or more WB programs for previously scheduled WB programs (v) cancel one or more WB programs; or (vi) postpone the roll-out of any WB programming.

7.               Assignment or Transfer of Affiliate Agreement and/or Station License:

(a)                      Assignment or Transfer of Affiliation Agreement:  This Agreement shall not be assigned by Affiliate without the prior written consent of WB.  Any purported assignment by Affiliate without such consent shall be null and void, shall not be enforceable against WB, and shall not relieve Affiliate of all its obligations hereunder.  Notwithstanding the foregoing, any assignment from Affiliate, to a subsidiary or affiliate of Sinclair Broadcast Group (“SBG”), Sinclair Communications, Inc. (“SCI”), or a subsidiary or affiliate of Sinclair Broadcast Group or Sinclair Communications, Inc., or any assignment from         ,                     or          , Inc. to SBG, SCI or a subsidiary or affiliate of SBG or SCI is expressly permitted.  Further: (i) If, during the term. Affiliate assigns this Agreement to a third party or Licensee transfers its interest in the Station to a third party, other than as expressly permitted above, (the “Transferee”), absolute conditions of the transfer must be: (a) that the Transferee’s interest in Station is subject to the full remaining term of this Agreement, and the Transferee must agree in writing to assume and fully perform each obligation to be performed by Affiliate or Licensee under this Agreement; an, (b) WB’s approval of the transfer will not be unreasonably withheld if the Transferee is a recognized and reputable broadcaster.  In the event that there is a dispute between WB and Affiliate or Licensee with regard to the reasonableness of WB withholding of consent, then the issue will be resolved by binding expedited arbitration pursuant to the rules of the American Arbitration Association.

(b)                     Assignment or Transfer of Station License; Subject to paragraph 7(a), above, if any application is made to the Federal Communications Commission (FCC) for consent to the transfer of control or assignment of the Station license, Licensee shall notify us in writing within ten (10) days of the filing of such application. Subject to Paragraph 7(a) above, unless the transfer of control or assignment is one provided for by Section 73.3540 (f) of the FCC’s current rules and regulations (a “short form” assignment or transfer of control that does not involve a material assignment or transfer of control), we shall have the right, within thirty (30) days of WB’s receipt of notice as provided in this paragraph, to notify Licensee (in writing) of WB’s decision to terminate this Agreement effective as of the consummation of such assignment or transfer of control.  If WB does not provide notice of its decision to terminate this Agreement within such 30 day period, this Agreement shall be deemed to have been fully assigned to the transferee or assignee of Station’s license upon the consummation of such transfer of control or assignment and such transferee or assignee will assume and perform all of the obligations and duties contained in this Agreement without limitation of any kind, as of the effective date of such transfer of control or assignment.  In addition, if Licensee fails, prior to the effective date of such transfer of control or assignment, to procure in a written form reasonably satisfactory to WB the agreement of the assignee or transferee to assume and perform this Agreement in its entirety without limitation of any kind, or fails to notify WB of the application to transfer control or assign the Station license, then Licensee shall remain fully responsible for the full performance of all provisions of the Agreement during the full term of the Agreement as set forth in Paragraph 9, and in the event of non-performance, Licensee shall be considered in material breach of this Agreement and WB shall have all rights and remedies available for such breach, including but not limited to specific performance and damages.

8.               Unauthorized Copying;  You shall not, and shall not cause or authorize others to record, copy or duplicate any programming or other material we furnish pursuant to this Agreement, in whole or in part, and you shall take all reasonable precautions to prevent any such recording, copying or duplication. Notwithstanding the foregoing, if Station is located in the Mountain Time Zone you may pre-record WB programming for later broadcast at the times scheduled by us.  You shall erase all such pre-recorded programming promptly after its scheduled broadcast.  Notwithstanding the above provisions, Station may make a non-broadcast quality recording of its entire broadcast day for archival, file and reference purposes and uses only, which copy shall be kept in Station’s possession at all times.

9.               Term;

(a)                      The term of this Agreement shall be deemed to have commenced April 1, 1998 (the “Launch Date”) and shall continue until January 15, 2008 (“Term”)

(b)                     The “Launch Date” shall be the date on which WB first makes WB programming available to Affiliate for broadcast by Station on a regularly scheduled basis.

(c)                    Each “Contract Year” hereunder shall be an annual period during the term of this Agreement.  The First Contract Year is the annual period beginning on the Launch Date; the Second Contract Year is the annual period commencing one year after the Launch Date, etc.

(d)                     WB shall, within its sole discretion, but subject to any other obligations that WB may owe to you, have the right to terminate this Agreement so long as we provide sixty days prior written notice to you and are ceasing operation as a television network.

(e)                      Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of the term of this Agreement, all of your rights to broadcast or otherwise use any WB program or any trademark, logo or other material or item hereunder shall immediately cease and neither you nor Station shall have any further rights whatsoever with respect to any such program, trademark, logo, material or item.

10.         Applicable Law:  The obligations of you and WB under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC) and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California without regard to California’s conflict of law rules.

11.         Station Acquisition by WB:  During the term of this Agreement, WB agrees that neither we nor Time Warner Inc. nor any Subsidiary or “Affiliate” of WB or Time Warner, Inc. will acquire, as defined by the attribution rules of the FCC, all or a substantial interest in a television broadcast station licensed in the same Designated Market Area (“DMA”) as Station.  The Affiliate of, or a person affiliated with, a specified person or entity means a person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, the person or entity specified.

12.         Change in Operations:  In the event that Station’s transmitter location, power, frequency, programming format or hours of operation are materially changed at any time during the term of this Agreement so that Station is of materially less value to us as a broadcaster of WB programming than at the date of this Agreement, then we shall have the right to terminate this Agreement upon 30 days prior written notice.  Licensee shall notify WB within ten (10) days in writing if application is made to the FCC to modify in a material manner the transmitter location, power or frequency of Station or if Licensee plans to modify in a material manner the hours of operation of Station.  If Licensee or

Affiliate fails to notify us as required herein, then we shall have the right to terminate this Agreement by giving you and Licensee sixty (60) days prior written notice.

At any time during the term if, due to other than an event of force majeure, Station is off the air, or operating at less than fifty percent (50%) of its licensed power, for a period of 24 hours or longer, Station must immediately notify WB.  WB may terminate this agreement on sixty (60) days prior written notice in the event that station is off the air for a period exceeding fourteen (14) days.  Affiliate will install a satellite antenna and receiver of sufficient quality, in the reasonable judgment of WB, to receive a network quality signal from WB.  Affiliate and Licensee shall also use switches, microwaves and all other transmission equipment necessary to telecast a network quality picture.  If, in the exclusive judgment of WB, the picture or sound quality of Station’s transmission is insufficient, WB will provide station with notice of the deficiency, and station shall have thirty (30) days to cure.  In the event that station should fail to cure then WB may cancel this agreement upon sixty (60) days written notice.

13.         WB Affiliates Council:  You, with the other affiliates of WB, shall form a WB Affiliates Council (the “Council”), which shall be comprised of representatives from five different affiliates of WB.

14.         Non-Liability of Council Members:  To the extent the Council and its members are acting in their capacity as such, then the Council and each member so acting shall not have any obligation or other liability whatsoever to you in connection with this Agreement, including without limitation, with respect to the Council’s or such member’s approval or non-approval of any matter, exercise or non-exercise of any right or taking of or failing to take any other action in connection therewith.

15.         Warranties and Indemnities:

(a)                      WB represents and warrants that Station’s broadcast, in accordance with the terms and conditions of this Agreement, of any WB programming, including WB’s commercial announcements, shall not violate any applicable rules, regulations, or written policies of the Federal Communications Commission nor any other governmental authority, nor violate or infringe upon the trade name, trademark, copyright, literary or dramatic right, or right or privacy or publicity of any third party.  WB agrees to indemnify, defend and hold Affiliate and Licensee harmless against and from all claims, damages, liabilities, costs and expenses arising out of WB’s breach of its representations and warranties set forth in this Agreement or the use by Station under this Agreement of any WB program or other material furnished by WB under this Agreement, provided that Affiliate and/or Licensee promptly notifies WB of any claim or litigation to which this indemnity shall apply, and provided further that Affiliate and/or Licensee cooperates fully with WB in the defense or settlement of such claim or litigation.  Affiliate agrees to indemnify, defend and hold WB harmless against and from all claims, damages, liabilities, costs and expenses with respect to any material furnished, added or deleted to or from WB programming by Affiliate.  This indemnity shall not apply to litigation expenses, including attorneys’ fees, that the indemnified party elects to incur on its own behalf.  Except as otherwise provided in this Agreement, neither Affiliate nor WB shall have any rights against the other for claims by third persons, or for the failure to operate facilities or to furnish WB programs if such failure is the result of a force majeure event as defined in Paragraph 6.  Furthermore, notwithstanding any other provisions of this Agreement, Affiliate shall not have any rights against WB for claims by third parties or Affiliate arising out of any actions or omissions of WB permitted under subparagraph 2(g).

(b)                 You agree to maintain for Station such licenses, including performing rights licenses as now are or hereafter may be in general use by television broadcasting stations and are necessary for you to broadcast the television programs which we furnish to you hereunder.  We will clear all music in the repertory of SESAC, ASCAP and BMI used in our programs, thereby licensing the broadcasting of such music in such programs over Station by obtaining any necessary music synchronization licensee.  You will be responsible for all music license requirements specifically including the payment of music performance royalties (and all other permissions) for any commercial or other material inserted by you within or adjacent to WB programs in accordance with this Agreement.

(c)                      Licensee warrants that it has the right to enter into this Agreement and that the License is in good standing and agrees to comply with all relevant statutes and FCC rules and requirements so as to maintain the License in good standing.  In the event you are found to have materially violated any laws or FCC rules or requirements (after the exhaustion of all appeals so long as Station retains the License during the pendency of such appeal), the effect of which is that Station is of materially less value to us as a broadcaster of WB programming than as of the date of this Agreement, then we shall have the right to terminate this Agreement upon 30 days prior written notice.  Licensee shall notify us within ten (10) days of any action by the FCC imposing any forfeitures or other sanction(s) on Station or you including but not limited to short-term renewals, revocation or denial of renewal.

(d)                     You warrant that all information delivered by you to us in connection with this Agreement shall be true and correct in all material respects.

(e)                      WB and You warrant that execution of this Agreement and performance of its obligations will not violate or result in a default under (i) any material agreement or instrument to which WB or You are party or (ii) any statute, ordinance, governmental rule or regulation in any material respect, or order, judgment, injunction, decree or ruling of any court or administrative agency applicable to WB or to You, which default would materially interfere with the performance of WB’s or Your obligations hereunder.

16.         Retransmission Consent;  If any law, governmental regulation or other action permits Licensee to elect to require any cable television system or other multichannel video program distributor to obtain your consent to such system’s or distributor’s retransmission of Station’s broadcast of either Station’s signal as a whole or any WB programming included therein, then Licensee and Affiliate agree to consult with WB regarding whether such consent is to be given and, if so, the terms under which such consent is to be given (including without limitation, the amount and type of compensation, if any, to be paid by the system or distributor for such consent and whether any of that compensation shall be shared between you and us).  Notwithstanding the foregoing, Licensee and Affiliate shall have the right, within their sole and exclusive judgment, to make all determinations concerning must carry,  and retransmission consent approval and the compensation, if any, to be paid to Station for such approval and the sharing, if any, of such compensation.  However, nothing contained herein provides Station with the right to have WB programming carried by any distribution instrumentality (specifically including, but not limited to satellite or cable) outside of the DMA licensed by this Agreement.

17.         Network Non-Duplication Protection;  During the term of this Agreement, Licensee and Affiliate shall be entitled to network non-duplication protection, as provided by Sections 76.92 through 76.97 of the FCC’s rules, against the presentation of any WB program by a cable system during the period commencing one day before and ending fourteen (14) days after receipt of such WB program by Station, The geographic zone of network non-duplication protection shall be the Designated Market Area (“DMA”) (as defined by Nielsen) in which your Station is located or any lesser zone mandated by Sections 76.92 and 73.658(m) of the FCC’s rules as those rules exist as of the date of this Agreement.  Network non-duplication protection shall extend only to WB programs that Station is carrying in accordance with the terms of this Agreement and such protection shall be subject to the terms and provisions of subparagraph 2(f).  You and Licensee are under no obligation to exercise in whole or in part the network non-duplication rights granted herein.  Notwithstanding anything to the contrary in this paragraph, no non-duplication protection is provided against the signal of        until such time that exclusivity is offered to any other affiliate.

18.         Affiliation Ratings Payments;  Affiliate agrees to pay to WB an annual payment, based on the Station’s television market ratings, for WB prime time programming, commencing with the initial broadcast by Station of such programming, all as defined and set forth in the “Annual Ratings Payment” Exhibit attached hereto.  These payments are intended to compensate WB for the WB programming and are in no way intended to, nor do they, confer on WB any ownership or other equity interest in Station.

19.         Notices and Reports;

(a)                      In addition to any other reports or forms requested herein, you will provide to us in writing, in the manner reasonably requested by WB, such reports covering WB programs broadcast by Station as we may request from time to time.  To the extent we provide you forms for such purpose, you shall provide such reports on these forms, to the extent that it is reasonably practicable for you to do so.

(b)                     All notices, reports or forms required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, by overnight courier or other messenger or upon confirmed receipt of facsimile copy) or on the date of mailing postage prepaid, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice.  Notice to Affiliate shall be to the address set forth for Affiliate on page 1 of this Agreement, with a copy to its General Counsel.  Notice to WB shall be to The WB Television Network, 4000 Warner Boulevard, Burbank, California, 91522, Attention: General Counsel.

20.         Miscellaneous:

(a)                      Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between the parties hereto.

(b)                     Nothing contained in this Agreement nor the conduct of any officer, director, agent or employee of either WB Affiliate, or Licensee shall be deemed to create or to constitute ownership by WB, in whole or in part, of Affiliate, Licensee, Station or the License or in any way constitute a derogation of the rights, duties and responsibilities imposed upon Affiliate.  Nothing in this Agreement shall be deemed to delegate to WB, directly or indirectly, any right to control the operations of Station.

(c)                      You and Licensee shall at all times permit us, in connection with WB programming, without charge, to place on, maintain and use at Station’s premises, at our expense, such equipment as WB shall reasonably require to perform its obligations under this Agreement.  Station shall operate such equipment for us, to the extent we reasonably request, and no fee shall be charged by Station therefor.

(d)                     No waiver of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.

(e)                      Each and all of the rights and remedies of WB and Affiliate under this Agreement shall be cumulative, and the exercise of one or more of said rights or remedies shall not preclude the exercise of any other right or remedy under this Agreement, at law or in equity.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be entitled to recover any lost profits or consequential damages because of a breach or failure by the other party, and except as expressly provided in this Agreement to the contrary, neither WB nor Affiliate shall have any right against the other with respect to claims by any third person or other third entity.

(f)                        Paragraph headings are included in this Agreement for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof, nor shall they be given any legal or other effect.

(g)                     This Agreement may be executed in counterparts, with the Agreement being effective when each party hereto has executed a copy and delivered that copy to the other party hereto.

(h)                     The parties hereto agree that Station will be granted the benefit of any terms that are more favorable, or treated in a manner which is as least as well, or better than other WB affiliates with respect to the following terms and conditions of this Agreement: Station’s allotment of commercial announcements, promotion announcement procedures, WB program carriage (except as to items identified in each Station’s Schedule 1), delivery requirements, assignment restrictions and retransmission consent. The parties hereto acknowledge that the “most favored” protection that is granted to Station in this subparagraph (i) relates only to the Affiliation Agreement and not to any agreements of any other nature that may exist between WB and any third party. Notwithstanding the provisions of this subparagraph (i) Station acknowledges that the Affiliation Agreement for “                  ”                     may contain terms in addition to and different from the terms contained in this Affiliation Agreement. The premises and rationale for preparation of the Annual Ratings Payment will be the same for all WB affiliates, however it is acknowledged that each affiliate will have a different schedule of payment amounts based on each station’s base year calculation. Additionally, guarantee payments will only be required of stations in the top 15 markets.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

THE WB TELEVISION NETWORK PARTNERS
L. P. d.b.a. THE WB TELEVISION NETWORK
(“WB”)		(“Affiliate”)

By:		By:
Title:		Title:
Date:		Date:

(“Licensee”)

By:
Schedule “1”

ANNUAL RATINGS PAYMENT EXHIBIT

As part of the consideration to WB for the WB programming, Licensee agrees to make annual payments to WB based on Station’s television market ratings (the “TMR Payments”) for adults 18-49 for the prime time broadcast periods of WB programming commencing with the initial broadcast by Station of WB programming.  Such payments shall partially compensate WB for the WB programming by calculating the value and/or profitability added to Station as a result of its affiliation with WB and pay to WB      of such added value and/or profitability.  Such payments are not intended to, nor do they, confer in WB any ownership interest in Station.  All defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise defined herein.  The TMR Payments shall be calculated and paid as follows:

A.                       Calculation of TMR Payment Amount:  At the end of each successive Contract Year commencing on the Launch Date, the “Average Rating” for each such Contract Year shall be determined by taking the average of Station’s television ratings (adults 18-49) for the prior November, February, and May sweeps periods of such Contract Year as reported on the Nielsen Station Index (“NSI”), as processed, refined, re-formatted or re-configured by that application commonly known as the “SNAP System,” but only with respect to those prime time hours programmed by WB under the Agreement.  Based on the Station’s Average Rating for each Contract Year and the number of hours programmed by WB in that Year, Station shall owe WB the amount (the “TMR Amount”) set forth in the table attached hereto as the Annual Ratings Payment Exhibit-Table (omitted due to sensitive nature of information).  For example, in the particular case of Station, if the adults 18-49 rating for WB programmed hours is       for a particular Contract Year, and WB is programming      hours per week during such Year, then the TMR payment that will be due and owing for such Year is $              .  In the event that either Station or WB contends that the TMR Payment for any particular Contract Year, as set forth in the Annual Ratings Payment Exhibit Table (omitted due to sensitive nature of information), is not an accurate statement of the      share of the added value and/or profitability during WB-programmed prime time hours that Station owes to WB, or if the TMR Payment for any particular Contract Year has increased or decreased from the prior year’s TMR Payment disproportionately in comparison to the increase or decrease over such period in the profitability of Station’s WB furnished prime time programming (after giving effect to any increase in the number of WB prime time programming hours-between the two periods), then either WB or Station may request that the Station’s financial results and operational information be audited and reviewed by WB and the result of such audit shall determine the level of the TMR payment for the given period.  Promptly after such audit and review, WB and Station shall meet to discuss such financial results and operational information of Station and in good faith seek to adjust the then currently due TMR Payment to reflect the result of the audit and the intent of these Payments as set forth in the introductory paragraph to this Exhibit.

B.                         TMR Payment:  The TMR Amount for each Contract Year shall be payable by Licensee to WB within 15 days following WB’s delivery to Licensee of an invoice for the TMR Amount, which invoice shall be delivered by WB not earlier than the release by NSI or any successor ratings index of the ratings for the fourth and final sweeps period of such Contract Year.

C.                         No NSI Ratings:  In the event there are no NSI ratings available, then Licensee and WB shall use those standard television market ratings which are generally available and used by national and/or regional advertisers for purposes of calculating advertising payments to television stations..

D.                        Continuing Obligation: Licensee’s obligation to make the above TMR Payments on the basis set forth herein shall survive any termination of this Agreement by WB, any sale or transfer of any Station assets and/or any ownership interest in the Station and shall remain binding on any successor Station owner, which successor remains an affiliate and is approved by WB in its discretion as otherwise set forth in the Agreement.